Exhibit 10.10

AGREEMENT OF SALE

THIS AGREEMENT OF SALE (“Agreement”) is made and entered into this 21st day of December, 2023 (the “Effective Date”), by and between LONGHORN JUNCTION OWNER (TX), LP, a Delaware limited partnership, with an address at c/o Portman Industrial LLC, 303 Peachtree Center Avenue NE, Suite 575, Atlanta, GA 30303 (hereinafter referred to as “Seller”), and EXETER PROPERTY GROUP, LLC, a Delaware limited liability company, with an address at Five Radnor Corporate Center, 100 Matsonford Road, Suite 250, Radnor, PA 19087 (hereinafter referred to as “Purchaser”).

B A C K G R O U N D

A.            Seller is the owner in fee of a certain parcel of land located at 110 Southeast Inner Loop Road, Georgetown, Texas, upon which is constructed the Improvements (as hereinafter defined).

B.            Seller desires and hereby agrees to sell, and Purchaser desires and hereby agrees to acquire Seller’s interest in the Property (as hereinafter defined), subject to and on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

SECTION 1: DEFINITIONS OF CERTAIN TERMS

For purposes of this Agreement, each of the following terms shall have the respective meanings set forth below:

Business Day. Any day other than a Saturday, Sunday, federal holiday or any day on which national banks in the State of Texas are authorized or required to be closed for the conduct of regular banking business.

City.   Georgetown, Texas.

Closing. The Closing and consummation of the purchase and sale of the Property as contemplated by this Agreement.

Closing Date (or Date of Closing). Subject to Section 12.9, January 29, 2024 or such earlier date on which Seller and Purchaser shall agree in writing.

Due Diligence Period. The period commencing on November 28, 2023 and ending on January 17, 2024.

Earnest Money Deposit. The cash deposit(s) delivered by Purchaser to Escrow Agent pursuant to Section 3(i) below together with any and all interest earned thereon.

Environmental Laws. All statutes, laws, ordinances, codes, regulations, rules, rulings, orders, decrees, directives, policies and requirements by any federal, state or local governmental authority regulating, relating to, or imposing liability or standards of conduct on or concerning Hazardous Substances (as defined below), public health and safety or the environment now or existing or hereafter enacted or effective.

Escrow Agent. Heritage Title Company of Austin, Inc., 200 W 6th Street, Suite 1600, Austin, Texas 78701, Attention: Emily Mansfield, emansfield@heritage-title.com.

Hazardous Substances. All hazardous waste, hazardous substances, hazardous constituents, hazardous materials, toxic substances, or related substances or materials, whether solids, liquids or gases including, but not limited to, polychlorinated biphenyl (commonly known as PCBs), asbestos, radon, urea formaldehyde, petroleum products (including gasoline and diesel oil), toxic substances, hazardous chemicals, spent solvents, sludge, ash, containers with hazardous waste residue, spent solutions from manufacturing processes, pesticides, explosives, organic chemicals, inorganic pigments and other similar substances, as each of the foregoing terms are defined under, or regulated or governed by, any and all Environmental Laws including, but not limited to, (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. S 9601 et seq., (ii) the Hazardous Materials Transportation Act, as amended, 49 U.S.C. S 1801 et seq., (iii) the Resource, Conservation and Recovery Act of 1976, as amended, 42 U.S.C. S 6901 et seq., (iv) the Clean Water Act, as amended, 33 U.S.C. S 1251 et seq., (v) the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. S 2601 et seq., (vi) the Clean Air Act, as amended, 42 U.S.C. S 7401 et seq., or (vii) any so-called “superfund” or “superlien” law.

Improvements. A warehouse building containing approximately 449,642 square feet and any other structures, buildings or other physical improvements located on the Land.

Land. The tracts or parcels of land being more particularly described on Exhibit “A” attached hereto and incorporated herein by reference and appurtenant easements thereto, together with all of Seller’s right, title and interest in and to all easements, rights of way, strips and gores of land, tenements, hereditaments and appurtenances, reversions, remainders, privileges, licenses and other rights and benefits of any kind relating, belonging to, running with or in any way relating thereto (including subsurface rights, oil and other mineral rights, water rights and water stock); together with all right, title and interest of Seller in and to any land lying in the bed of any street, road or highway, open or proposed, in front of, abutting or adjoining the Land.

Lease. That certain lease by and between Seller and Tenant, dated July 18, 2022.

Leasing Costs. With respect to the Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the construction obligations of the landlord under such Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), “tenant allowances” in lieu of or as reimbursements for the foregoing items, free rent, rent abatements or rent concessions, payments made for purposes of satisfying or terminating the obligations of the tenant under such Lease (i.e., lease buyout costs), relocation costs, temporary leasing costs, leasing commissions, brokerage commissions, legal, design and other professional fees and costs, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Lease or any other agreement relating to the Lease.

Legal Requirements. All laws, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, Permits, licenses, authorizations, directions and requirements of all federal, state and local governmental authorities, officials, agencies and subdivisions of each thereof having jurisdiction which now or at any time prior to Closing may be applicable to the Property or other use or operation thereof including, without limitation, the so-called Americans with Disabilities Act.

Maintenance Deposit. The funds deposited by Seller (or Seller’s developer) with the City to secure certain maintenance obligations to the City regarding public improvements made by Seller in connection with development of the Property, as further described in that certain Deposit Agreement to Secure Maintenance Obligations to City between the City and Seller’s developer dated September 5, 2023.

Operating Agreements. The security, maintenance, pest control, trash removal, equipment leases, and other such service agreements (and any amendments, modifications or supplements thereto) with respect to or affecting the Property or any portion thereof and described in Exhibit “B” attached hereto.

Out of Pocket Expenses. All of Purchaser’s actually incurred out of pocket expenses in connection with Purchaser’s due diligence activities, title and survey costs and attorneys’ fees and expenses related to this Agreement and/or the Property.

Permits. All or any certificates of occupancy and completion with respect to the Improvements and all other consents, notices of completion, environmental and utility permits and approvals, authorizations, variances, waivers, licenses, certificates and approvals from any governmental or quasi-governmental authority issued or granted with respect to the Property now or prior to Closing.

Personal Property. All of the tangible personal property including, without limitation, fixed and movable fixtures, together with all component and replacement parts, owned by Seller and situated on the Real Property or otherwise used in connection with the Real Property and used by Seller in connection with the management, operation, maintenance or repair of the Real Property, along with any general intangibles (expressly including, without limitation, Seller’s contract rights under the Tax Abatement Agreement), if and to the extent assignable by Seller to Purchaser and made a part hereof.

Plans and Specifications. The plans and specifications utilized in or relating to the construction or in any way relating to the Improvements, if available.

Property. The Land, Improvements, Leases, Permits, Plans and Specifications, Warranties, and the Personal Property. Notwithstanding any other provision of this Agreement, the Property shall expressly not include the Maintenance Deposit or any portion thereof.

Real Property. The Land and Improvements.

Tax Abatement Agreement.   That certain Tax Abatement Agreement among the City, Seller and Tenant with an effective date of August 1, 2022.

Tenant. GAF Energy, LLC, a Delaware limited liability company.

Title Company. Heritage Title Company of Austin, Inc., 200 W 6th Street, Suite 1600, Austin, Texas 78701, Attention: Emily Mansfield, emansfield@heritage-title.com.

Warranties. All or any existing guarantees, warranties, and indemnities relating to the construction, operation and/or use of the Real Property and Personal Property and in effect at the time of Closing, to the extent assignable, including the warranties set forth in Schedule 1 attached hereto.

SECTION 2: PURCHASE AND SALE

Purchaser shall purchase the Property from Seller, and Seller shall sell, convey, transfer and assign the Property to Purchaser, subject to and in accordance with the terms and conditions of this Agreement.

SECTION 3: PURCHASE PRICE AND DEPOSIT

The purchase price for the Property shall be SIXTY MILLION NINE HUNDRED THIRTY-TWO THOUSAND EIGHT HUNDRED AND 00/100 DOLLARS ($60,932,800.00) (herein referred to as the “Purchase Price”). The Purchase Price shall be paid, subject to the adjustments and prorations as herein provided, as follows:

(i)            Within five (5) Business Days of the delivery to Purchaser of a fully executed original counterpart of this Agreement, signed both by Purchaser and Seller, Purchaser shall deliver a deposit of ONE MILLION FIVE HUNDRED THOUSAND AND 00/100 DOLLARS ($1,500,000.00) (the “Earnest Money Deposit”) to the Escrow Agent, which Earnest Money Deposit shall be placed in a federally insured interest-bearing account in a bank mutually acceptable to the parties hereto and otherwise in accordance with the escrow agreement to be executed by the parties, the form of which is attached hereto as Exhibit “C” (the “Escrow Agreement”); and

(ii)            The balance of the Purchase Price by wire on the Closing Date.

SECTION 4: TITLE

4.1            Title Contingency. Purchaser’s obligation to close this transaction is conditioned on title to the Real Property at Closing being good and marketable and insurable in the amount of the Purchase Price at not more than ordinary or promulgated rates by the Title Company pursuant to a Form T-1 Owner’s Policy of Title Insurance, together with such available endorsements as Purchaser may require (“Owner’s Title Policy”) free and clear of all liens, encumbrances, easements and restrictions other than those agreed to in writing or accepted by Purchaser (the “Permitted Exceptions”), in accordance with Section 4.2 below.

4.2            Examination of Title. Within two (2) Business Days following the date on which Seller signed this Agreement, Seller shall deliver to Purchaser its most recent title insurance commitment and/or policy covering the Real Property. Thereafter, Purchaser shall apply for a title insurance commitment (the “Commitment”) from the Title Company or its agent for the issuance of the Owner’s Title Policy, upon recording of the Deed (as hereinafter defined). Purchaser may also obtain an update of Seller’s existing survey or new survey of the Real Property (the “Survey”). Said Commitment shall agree to insure the proposed title of Purchaser to the Real Property subject only to such title exceptions as are shown thereon (and not cured prior to Closing). If title to the Real Property or the Survey contains title exceptions or discloses matters to which Purchaser objects (“Title Defects”), Purchaser shall notify Seller of such fact. Purchaser’s notice shall be given no later than ten (10) days from the date Purchaser receives the Commitment and the Survey (but in no event later than five (5) days prior to the end of the Due Diligence Period without regard to receipt of an updated or new Survey), after which Seller shall notify Purchaser within two (2) Business Days of receipt of Purchaser’s notice whether Seller intends to cure the Title Defects, provided, however, Seller shall be obligated to cure and satisfy of record all mortgages, deeds of trust, liens, delinquent taxes, judgments and mechanic’s liens (collectively, “Monetary Encumbrances”). If Seller is unwilling to cure such Title Defects, Purchaser shall, subject to the remaining provisions of this Section, have the option of either accepting title to the Real Property without abatement of the Purchase Price, or of terminating this Agreement by giving written notice of such election to Seller prior to the expiration of the Due Diligence Period and, in the latter event, the Earnest Money Deposit shall be returned to Purchaser, and the rights and obligations of the parties hereto shall cease and terminate. From and after the Effective Date, Seller shall not execute any agreement, document or other encumbrance that will bind the Property or Purchaser after the Closing Date without the express prior written consent of Purchaser, which may be granted or withheld in Purchaser’s sole discretion. If Seller fails to cure and satisfy of record a Monetary Encumbrance at or prior to Closing, then Purchaser shall have all remedies available under Section 17.1 below or may proceed to Closing with an abatement of the Purchase Price to the extent of the Monetary Encumbrances.

SECTION 5: PURCHASER’S DUE DILIGENCE AND INSPECTION RIGHTS

5.1            Documents to be Delivered by Seller. Seller shall deliver to Purchaser, no later than (2) Business Days after the Effective Date, each of the items (the “Submission Items”) set forth on Schedule 5.1 that relate to the Property or any portion thereof to the extent in Seller’s possession or reasonable control.

5.2            Inspection of Property and Submission Items. Seller hereby agrees that Purchaser and its appointed agents or independent contractors shall have, during business hours and at all other reasonable times prior to the Closing, upon 24 hours advance notice by email to Seller, the right and privilege of going upon the Real Property, at Purchaser’s sole cost and expense, to inspect, examine, test, appraise and survey the Property and the Submission Items. Seller shall use reasonable efforts to avoid interference with any operations or quiet enjoyment of the Property by Tenant and shall notify Tenant when present at the Property and obtain Tenant’s prior approval to enter the Building. Purchaser shall have the right to interview the Tenant provided that Purchaser shall coordinate the timing of such interviews with Seller and Seller shall have the right to have a representative of Seller present during such interviews, but Seller’s presence shall not be a condition to such interview. Seller will reasonably cooperate in all respects with Purchaser and its agents and contractors in connection with their respective inspections, review, studies and investigations by complying with all reasonable requests for information and records and reasonably assisting Purchaser in obtaining all governmental agency records (all at no additional cost to Seller). Purchaser shall, and does hereby agree to indemnify, defend and hold Seller, its employees and agents, and their respective successors and assigns, harmless from and against any and all claims, demands, suits, obligations, payments, damages, losses, penalties, liabilities, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising out of Purchaser’s or Purchaser’s agents’ actions taken in, on or about the Property in the exercise of the rights granted pursuant to Section 5.2; provided, however, in no event shall Purchaser be responsible for any pre-existing environmental conditions discovered by Purchaser during its investigations of the Property. As a condition precedent to entry upon the Property, Purchaser and/or Purchaser’s representatives and consultants, shall provide to Seller a certificate of insurance confirming Purchaser or Purchaser’s representatives and consultants, as applicable, has a current commercial general liability insurance policy in effect insuring against any claims for personal injury, including death, or property damage arising out of or resulting from the Purchaser’s tests, inspections, investigations or other activities on the Property (i) with coverage of not less than $1,000,000 per occurrence per property and $2,000,000 aggregate coverage; (ii) naming Seller as an additional insured; and (iii) providing primary coverage.

5.3            Termination Right. The parties expressly acknowledge and agree that Purchaser has the right, for any or no reason, at any time on or before the expiration of the Due Diligence Period to terminate this Agreement by written notice to Seller, and upon such termination, the Earnest Money Deposit shall be returned to Purchaser whereupon there shall be no further rights, obligations or liabilities between the parties.

SECTION 6: SELLER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

Seller represents, warrants and covenants to Purchaser, on and as of the Effective Date, all of which representations and warranties shall be deemed to have been remade by Seller to Purchaser on or as of the Closing, as follows:

6.1            Organization, Power and Authority. Seller is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary power to execute and deliver this Agreement and perform its obligations hereunder. The execution, delivery and performance of this Agreement by Seller (i) has been duly and validly authorized by all necessary action on the part of Seller, (ii) does not conflict with or result in a violation of any agreement, judgment, writ, injunction, order or decree of any court, governmental authority or arbiter binding upon Seller or in any proceeding to which Seller is a party, (iii) does not conflict with or constitute a breach of, or constitute a default under, any contract, agreement or other instrument which will remain in effect after Closing by which Seller or the Property is bound or to which Seller is a party, and (iv) does not require the consent of any other party or Seller has obtained such consent.

6.2            Intentionally Omitted.

6.3            No Bankruptcy. Neither Seller nor its partners are a party to any voluntary or involuntary proceedings under any applicable laws relating to the insolvency, bankruptcy, moratorium or other laws affecting creditors rights to the extent that such laws may be applicable to Seller or any of its partners.

6.4            No Litigation. Seller is not a party to or is affected by any litigation, administrative action, investigation or other governmental or quasi-governmental proceeding which would or could have a material adverse effect upon the Property or upon the ability of Seller to fulfill its obligations under this Agreement. There are no lawsuits, administrative actions, governmental investigations or similar proceedings, including, without limitation, real estate tax assessment appeals, pending or, to Seller’s actual knowledge, threatened against or affecting the Property or any portion thereof or any interest therein.

6.5            Personal Property. No items of Personal Property owned by Seller shall be removed from the Improvements prior to the Closing, except items for which similar replacements or substitutions of approximately equal like, kind and value are provided to the Improvements. All such items of Personal Property are owned outright by Seller, free and clear of any security interest, lien or encumbrance (or will be free of such encumbrances at Closing).

6.6            No Violations. Seller has not received notice of any violations of Legal Requirements that remain outstanding or uncured.

6.7            Condemnation. Seller has not received any notice of proceedings pending nor, to Seller’s actual knowledge, are any proceedings threatened against or affecting the Real Property or any portion thereof or interest therein in the nature of or in lieu of condemnation or eminent domain proceedings.

6.8            Intentionally Deleted.

6.9            No Hazardous Substances on Real Property. To Seller’s actual knowledge, except as may be disclosed on that certain Phase I Environmental Site Assessment dated June 23, 2022 prepared by Professional Service Industries, Inc. (i) No Hazardous Substances presently exist or have been discharged, disbursed, released, stored, treated, generated, disposed of, or allowed to escape on, in, or under the Real Property in violation of Environmental Laws; (ii) no asbestos or asbestos containing materials have been installed, used, incorporated into, or disposed of on the Real Property; and (iii) no PCBs are located on or in the Real Property, whether in electrical transformers, fluorescent light fixtures with ballasts, cooling oils, or otherwise. To the best of Seller’s actual knowledge, no underground storage tanks are located on the Real Property or were located on the Real Property and were subsequently removed or filled. Seller has not placed any underground storage tanks on the Property. Seller has not received notice of any investigation, administrative order, consent order or agreement, litigation, or settlement with respect to Hazardous Substances proposed, threatened, anticipated or in existence with respect to the Property. Seller has not received any notice, citation, summons, directive, order or other communication, written or oral, from, and Seller has no knowledge of the filing or giving of any such notice, citation, summons, directive, order or other communication by, any governmental or quasi-governmental authority or agency or any other person or party concerning the presence, generation, treatment, storage, transportation, transfer, disposal, release, or other handling of any hazardous substance within, on, from, related to, or affecting the Real Property.

6.10            Operating Agreements. Seller shall terminate all Operating Agreements prior to or at Closing and pay any applicable termination fee.

6.11            Employees. Seller has no employees.

6.12            Leases. There are no leases or other tenancies for any space in the Real Property other than the Lease. Seller has delivered to Purchaser a true and complete copy of the Lease. Except as otherwise disclosed in this Agreement:

(1)            the Lease is in full force and effect and has not been modified, amended or extended;

(2)            the Tenant is now in possession of the leased premises under its Lease;

(3)            To Seller’s actual knowledge, the Tenant is not in default in the performance or observance of any of the covenants or conditions to be kept, observed or performed by it under its Lease;

(4)            Tenant does not have an option or right of first refusal to purchase the Real Property, or any part thereof except as expressly stated in the Lease;

(5)            Tenant has not paid any rent for a period of more than thirty (30) days in advance;

(6)            all alterations, installations, decorations and other work required to be performed by Seller, as landlord, under the provisions of the Lease have been completed and fully paid for, or will be completed and fully paid for on or before the Closing Date; and

(7)            there are no outstanding Leasing Costs with respect to the Lease.

6.13            Leasing Commissions. No commission, fee or other compensation is payable (or will, with the passage of time or occurrence of any event or both, be payable), with respect to the Lease, and there are no leasing commissions, fees or other compensation payable in respect of renewals and extensions of the Lease or the expansion of the leased premises which is the subject thereof. There does not currently exist any exclusive or continuing leasing or brokerage agreements as to any of the space covered by the Lease or as to any space in the Real Property.

6.14            Submission Items. To Seller’s actual knowledge, the Submission Items delivered or made available, or to be delivered or made available to Purchaser pursuant to this Agreement are not materially misleading.

6.15            Intentionally Omitted.

6.16            Mechanic’s Liens. Seller has not received notice of any construction, mechanic’s, materialman’s, municipal or other liens against the Property or any portion thereof, except any for which full and complete releases have been obtained.

6.17            Contracts. With the exception of the Operating Agreements, the Tax Abatement Agreement, and the Lease, and as may be disclosed in the Title Commitment, there are no unrecorded agreements, documents or contracts affecting the Property to which Seller is a party.

6.18            Tax Abatement Agreement.  Seller has not received or delivered any notice of default under the Tax Abatement Agreement.

6.19            OFAC. Seller and, to Seller’s actual knowledge, each person or entity owning an interest in Seller is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (iii) not an “Embargoed Person.” To Seller’s actual knowledge, none of the funds or other assets of Seller constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person, and to Seller’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Seller.

6.20            Roll-Back Taxes. Seller shall be responsible for any roll-back taxes or similar recoupment arising under any applicable laws or covenants relating to the taxation of the Property or any part thereof (collectively referred to as “Roll-Back Taxes”). Seller shall also be responsible for the timely payment of any interest, penalties and any other amounts arising in connection with Roll-Back Taxes.

6.21            Survival. The foregoing representations, warranties, indemnities and covenants of Seller in this Section shall survive the Closing or termination of this Agreement for a period of six (6) months (the “Survival Period”).

SECTION 7: PURCHASER’S REPRESENTATIONS AND WARRANTIES

Purchaser represents, warrants and covenants to Seller, on and as of the Effective Date, all of which representations and warranties shall be deemed to have been remade by Purchaser to Seller, on or as of the Closing, as follows:

7.1            Authority. Purchaser is duly organized and in good standing under the laws of the State of Delaware and has the full power and right to enter into this Agreement and to execute and deliver this Agreement and to perform all duties and obligations imposed upon it hereunder, and Purchaser has obtained all necessary corporate authorizations required in connection with the execution, delivery and performance contemplated by this Agreement and has obtained the consent of all entities and parties necessary to bind Purchaser to this Agreement.

7.2            No Conflicts. Neither the execution nor the delivery of this Agreement, nor the consummation of the purchase and sale contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement conflict with or will result in the breach of any of the terms, conditions, or provisions of any agreement instrument judgment, order or injunction to which Purchaser is a party or by which Purchaser or any of Purchaser’s assets is bound.

7.3            OFAC Compliance. Purchaser and, to Purchaser’s actual knowledge, each person or entity owning an interest in Purchaser is (i) not currently identified on the Specially Designated Nationals and Blocked Persons List maintained by the Office of Foreign Assets Control, Department of the Treasury and/or on any other similar list, (ii) not a person or entity with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation or Executive Order of the President of the United States, (iii) not an Embargoed Person. To Purchaser’s actual knowledge, none of the funds or other assets of Purchaser constitute property of, or are beneficially owned, directly or indirectly, by an Embargoed Person, and to Purchaser’s actual knowledge, no Embargoed Person has any interest of any nature whatsoever in Purchaser.

7.4            Survival. The foregoing representations, warranties, indemnities and covenants of Purchaser in this Section shall survive the Closing or termination of this Agreement for the Survival Period.

SECTION 8: AS-IS TRANSACTION

Except as expressly set forth in this Agreement and the documents executed and delivered by the parties at Closing, the Property is being sold in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS” as of Closing. Except as expressly set forth in this Agreement, and the documents executed and delivered by the parties at Closing, no representations or warranties have been made by Seller as to (i) the environmental or physical condition or state of repair of the Property; (ii) the compliance or non-compliance of the Property with any applicable laws, regulations or ordinances (including, without limitation, any applicable zoning, building or development codes); (iii) the value, expense of operation, or income potential of the Property; (iv) any other fact or condition which has or might affect the Property or the condition, state of repair, compliance, value, expense of operation or income potential of the Property or any portion thereof; or any other type of representation or warranty of any kind. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement, which alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for full investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement.

SECTION 9: OPERATIONS PENDING CLOSING

From and after the Effective Date, through and including the Closing Date, Seller agrees as follows (each of which covenants is a condition to Purchaser’s obligations to close under this Agreement and must be satisfied by Seller or waived by Purchaser in writing prior to Closing):

9.1            Management Prior to Closing. Between the Effective Date and the Date of Closing, (a) Seller shall maintain, manage and operate the Property in the customary course of business, make all necessary and material repairs and replacements, committing or permitting no waste thereto, such that at the time of the Closing the Real Property shall be in substantially the same physical condition as on the date of Seller’s execution of this Agreement, ordinary wear and tear excepted; (b) unless Purchaser has given its prior written consent, Seller shall not make any material changes to or alterations of the Real Property except to perform (i) emergency repairs (regarding which Purchaser shall be promptly advised in writing), and (ii) any other work having Purchaser’s prior written approval; and (c) perform all of Seller’s obligations as landlord under the Lease.

9.2            Notices. Seller shall, promptly upon Seller’s obtaining knowledge thereof, provide Purchaser with a written notice (i) of any event which has or has the potential to have a material adverse effect on the Property, or (ii) concerning the Real Property received by Seller from any governmental or quasi-governmental authority or from any insurance company, including any violation of Legal Requirements, or (iii) of any notice received under the Lease or the Operating Agreements, or (iv) any service of process relating to the Property or which affects Seller’s ability to perform its obligations under this Agreement.

9.3            Leasing. Without the prior written approval of Purchaser, which Purchaser may grant or withhold in Purchaser’s sole discretion, Seller shall not (i) modify, amend, whether in writing or orally, any of the terms or provisions of the Lease, (ii) lease or rent space or enter into any lease or agreements for occupancy of the Real Property or any portion thereof or otherwise create any rights of occupancy or possession in the Real Property prior to Closing or the termination of this Agreement without the prior written consent of Purchaser, which consent shall be in Purchaser’s sole and absolute discretion, or (iii) apply any security deposit held by Seller on account of the Lease to delinquent rents until the Tenant shall have vacated its leased space at the Property.

9.4            Employees. Seller shall not hire any employees with respect to the ownership, maintenance, repair, use, operation or enjoyment of the Property.

9.5            Operating Agreements. Seller shall not enter into any new Operating Agreement, or extend, modify or renew any existing Operating Agreements without the prior written consent of Purchaser, which consent may be given or withheld in Purchaser’s sole discretion.

9.6            Survival. Liability for obligations contained in this Section shall survive the Closing and delivery of the Deed for the Survival Period.

SECTION 10: CLOSING

Subject to satisfaction of all conditions to Closing, the Closing shall be held during regular business hours on the Closing Date. The Closing shall be held through the mail at the offices of the Title Company acting as the Escrow Agent.

10.1            Delivery; Possession. At Closing, Seller shall deliver to Purchaser the items required of Seller under this Agreement, and Purchaser shall deliver to Seller the balance of the Purchase Price, after crediting Purchaser with the Earnest Money Deposit (and making other adjustments and prorations as provided herein) and the other items required of Purchaser under this Agreement.

10.2            Closing Costs.

10.2.1            Seller’s Costs. Seller shall pay: (i) the cost of Purchaser’s basic owner’s premium for title insurance in the amount of the Purchase Price, along with all related title search fees, (ii) one half (1/2) the escrow fee, (iii) the fees and expenses of Seller's attorneys, and (iv) recording charges due on the satisfaction or assignment of any mortgages or liens affecting the Property.

10.2.2            Purchaser’s Costs. Purchaser shall pay: (i) the cost of any title endorsements and affirmative insurance required by Purchaser, (ii) any costs incurred by Purchaser in preparing and performing its due diligence investigations including any updated or new survey, (iii) the fees and expenses of Purchaser's attorneys, (iv) one half (1/2) the escrow fee, and (v) recording charges due in connection with the Deed and any mortgages or other financing documents.

10.2.3            Other Costs. Any other costs not specifically provided for herein shall be paid by the party who incurred those costs, or if neither party is charged with incurring any such costs, then by the party customarily assessed for such costs in the State of Texas.

10.3            Conditions to Closing. Notwithstanding any other conditions to Closing set forth in this Agreement, Purchaser’s obligation to purchase the Property or otherwise to perform any obligation provided in this Agreement is expressly conditioned upon the due performance by Seller of each undertaking and covenant and agreement to be performed by Seller under this Agreement including, but not limited to, delivery of all items and documents required under Section 12 below, the truth, accuracy and completeness in all respects, of each representation and warranty made in this Agreement by Seller, and the Lease being in full force and effect in accordance with its terms.

Upon failure of any such condition, Purchaser may elect, by written notice to Seller, either (i) to extend the Closing Date on one (1) or more occasions for an aggregate period not to exceed thirty (30) days in order for Seller to have additional time to perform each undertaking, covenant and agreement hereunder, or (ii) cancel this Agreement. In the event of cancellation of this Agreement pursuant to this Section 10, the Earnest Money Deposit, and any other monies theretofore paid on account, if any, shall be returned to Purchaser and neither party shall have any further liability or obligation to the other hereunder. Purchaser may waive any such condition in writing. If a condition is not satisfied due to a default by Purchaser or Seller, such default shall be addressed in accordance with Section 17.

SECTION 11: PRORATIONS AND CREDITS AT CLOSING

All prorations provided to be made “as of the Closing Date” shall each be made as of 11:59 P.M. local time on the date immediately preceding the Closing Date. In each proration set forth below, the portion thereof allocable to periods beginning with the Closing Date shall be credited to Purchaser, or charged to Purchaser, as applicable, at Closing or, in the case of allocations made after Closing, upon receipt of such payments or invoice as of the Closing Date. The following items shall, as applicable, be prorated between Purchaser and Seller or credited to Purchaser or Seller:

11.1            Property Tax and Assessment Prorations. To the extent not paid by the Tenant directly to the appropriate authority, all water and sewer fees, charges or rentals, ad valorem or general property taxes with respect to the Real Property, and certified, confirmed and ratified special assessment charges shall be prorated and apportioned on a per diem basis as of the Closing Date based on the latest available tax information. The 2023 property taxes have already been paid.

11.2            Utility Expenses and Payments. To the extent not paid by the Tenant directly to the appropriate utility provider, Seller shall have sole responsibility for all utility charges accrued as of the Closing Date. If necessary, Purchaser shall be responsible for making any necessary arrangements for the continuation of all utility services to the Real Property following Closing. Seller shall cooperate with Purchaser and execute all necessary documents as reasonably requested by Purchaser to accomplish the foregoing.

11.3            Operating Agreement Payments. All payments due or made under any Operating Agreements that Purchaser has agreed to assume in writing shall be prorated on a per diem basis as of the Closing Date.

11.4            Security Deposits. In the event there is a security deposit posted by Tenant under the Lease, any and all security deposits for the Lease shall either be credited against the Purchase Price or transferred to Purchaser at Closing, at Purchaser’s option. Any such Tenants’ securities that are in forms other than cash shall be transferred, at Seller’s expense, to Purchaser at Closing by way of appropriate instruments of transfer or assignment with such consents or confirmations as may be required by Purchaser.

11.5            Leases. All rents collected, both Basic Rents (as hereinafter defined) and Additional Rents (as hereinafter defined) shall be deemed to be applied first to current rental periods and second to satisfy rental obligations arising from past rental periods. As used herein the term “Basic Rents” shall mean all rents and charges payable by Tenant under the Lease including, without limitation, minimum, basic and occupancy rents, but excluding Additional Rents. As used herein the term “Additional Rents” shall mean any amounts payable by Tenant under the Lease pursuant to any provisions of the Lease relating to escalation or pass-through of operating expenses, utility charges, insurance costs, real estate taxes and other similar expenses and recoveries from Tenant and any provisions therein in respect of Tenant escrows and reimbursements. Basic Rents and Additional Rents are collectively referred to herein as, “Rents.”

11.6            Basic Rent Apportionments. Basic Rents shall be apportioned as follows: Purchaser shall receive a credit at Closing for all Basic Rents actually collected prior to Closing relating to any period from and after Closing. Purchaser shall have no obligation to collect any Basic Rents for periods relating prior to Closing.

11.7            Additional Rents. Purchaser shall use commercially reasonable efforts to collect any Additional Rents for the Property operating year (2024) in which Closing occurs, where such Additional Rents first become due after Closing, but shall have no obligation to collect any Additional Rents for periods relating to operating years which ended prior to Closing. Additional Rents that were collected before Closing but relate in part to a period after Closing shall be apportioned as of the Closing Date and Purchaser shall receive a credit against the Purchase Price for any such Additional Rents attributable to periods from and after Closing. Not later than three (3) months following the Closing Date, Seller shall provide to Purchaser, Seller’s proposed reconciliation of Additional Rents for the Property for the calendar year 2024 prior to the Closing Date. As soon as is reasonably practical, but in no event later than May 31, 2025, Purchaser shall prepare for Seller’s review and approval a reconciliation of Additional Rent for the calendar year 2024. Upon completion of an approved reconciliation of Additional Rent for the calendar year 2024, Purchaser shall invoice and diligently pursue collection from the Tenant any outstanding Additional Rent and where appropriate, credit the Tenant any overpaid Additional Rent. Promptly after receipt by Purchaser of any such outstanding amounts from the Tenant, Purchaser shall forward to Seller the portion of such amounts relating to the calendar year 2024 prior to the Closing Date. Within thirty (30) days after completion of an approved reconciliation of Additional Rent for the calendar year 2024, Seller shall pay to Purchaser the portion of any proper credit due the Tenant relating to the calendar year 2024 prior to the Closing Date. Purchaser and Seller shall each act reasonably with respect to the reconciliation of Additional Rent set forth above.

11.8            Additional and Basic Rents Post Closing Collections. Basic Rents and Additional Rents received by Purchaser after Closing from the Tenant owing delinquent Rents shall be applied (i) first, to Purchaser’s costs of collection of such Rents (including reasonable attorneys’ fees); (ii) second, to Rents due for the month in which such payment is received by Purchaser; (iii) third, to Rents attributable to any period after Closing which are past due on the date of receipt; and (iv) then, to delinquent Rents allocable to Seller in the form of a payment by Purchaser to Seller. Seller shall promptly remit to Purchaser all Rents received by Seller from Tenant after Closing, other than Rents for which Purchaser received credit hereunder. Seller hereby retains its right to pursue the Tenant under its Lease for sums due Seller for periods attributable to Seller’s ownership of the Property, if such sums have not been collected by Purchaser within ninety (90) days after the Closing Date, provided that Seller may not terminate the Lease or dispossess the Tenant in connection therewith.

11.9            Leasing Costs. Seller shall be responsible for all Leasing Costs that are payable by reason of (i) the execution of a lease which occurs prior to the Effective Date, (ii) the exercise by a tenant of any renewal, extension, expansion or other option under the Lease, which exercise occurs prior to the Effective Date, and (iii) any amendment of the Lease entered into prior to the Effective Date. Purchaser shall be responsible for all Leasing Costs (with the exception of any legal fees incurred by Seller) that become due and payable as a result of (1) a lease first entered into on or after the Effective Date, (2) an amendment to the Lease entered into on or after the Effective Date to renew, extend, expand or otherwise amend the Lease, and (3) the exercise by a tenant of any renewal, extension, expansion or other option under the Lease, which exercise occurs on or after the Effective Date.

11.10            Rent Differential Credit. At Closing, Seller shall credit Purchaser the amount of $49,460.74, which represents the difference between Lease year 1 Basic Rent under the Lease and Lease year 2 Basic Rent under the Lease for the period of time between the Closing Date and June 1, 2024. The amount set forth above is subject to adjustment if the Closing Date is not December 28, 2023, with, for the purposes of said adjustment, the monthly amount being $8,243.44.

11.11            Other Matters. Seller and Purchaser shall make such other adjustments and apportionments as are expressly set forth in this Agreement.

11.12            Survival. The provisions of this Section 11 shall survive the Closing. In the event final figures have not been reached on any of the adjustments, prorations or costs, as a result of unavailability of information or otherwise, which are to be adjusted at or prior to Closing pursuant to this Section 11, the parties shall close using adjustments and prorations reasonably estimated by Seller and Purchaser, subject to later readjustment when such final figures have been obtained. If more current information is not available, estimates shall be based upon the prior operating history of the Property, as shown on the most recent bills or payments available. The parties hereto agree that they shall seek to determine the amounts of all prorations and adjustments required hereunder on or before the Closing Date, if possible, and to the extent not then obtainable, as soon as practicable thereafter.

SECTION 12: CONVEYANCES AND DELIVERIES

12.1            Deed. At Closing, Seller shall deliver to Purchaser a special warranty deed(s) (the “Deed”) to the Property in recordable form, duly executed by Seller and acknowledged and in substantially the same form as set forth in Exhibit “H” attached hereto, conveying to Purchaser title to the Real Property, subject to the Permitted Exceptions, provided, however, if the legal description of the Real Property from the Survey obtained by Purchaser is different from the legal description for the Real Property pursuant to which Seller obtained title to the Real Property, then if requested by Purchaser, Seller shall also convey the Real Property to Purchaser pursuant to a quitclaim deed with such different legal description;

12.2            Bill of Sale. At Closing, Seller shall also convey the Personal Property to Purchaser by a duly executed warranty Bill of Sale, in substantially the same form as set forth in Exhibit “D” attached hereto.

12.3            Assignment and Assumption of Leases. At Closing, Seller shall assign to Purchaser the Lease in substantially the same form as set forth in Exhibit “E”.

12.4            Assignment and Assumption of Interests. At Closing, Seller shall assign to Purchaser all of Seller’s interest in the Permits, Plans and Specifications, Warranties, and Escrow Deposits, in substantially the same form as set forth in Exhibit “G”. With respect to any roof or other Warranties, Seller shall arrange for any inspection required by the issuer of such Warranties, obtain the consent to the assignment of such Warranties and pay any inspection fees or repair costs required by the issuer as a condition to the transfer to Purchaser of such Warranties.

12.5            Section 1445 Certificate. At Closing, Seller shall execute and deliver to Purchaser a certificate stating that Seller is not a “foreign person” as defined in Section 1445 of the Internal Revenue Code and the regulations thereunder.

12.6            Termination of Operating Agreements. Seller shall, at Closing, deliver to Purchaser evidence of the termination of the Operating Agreements.

12.7            Physical Possession. At Closing, Seller shall deliver to Purchaser keys to the Real Property.

12.8            Leases, Etc. At Closing, Seller shall deliver to Purchaser if in Seller’s possession the original Lease, Warranties, Permits, Plans and Specifications, those Operating Agreements that Purchaser has elected in writing to assume and all tenant correspondence files.

12.9            Assignment of Tax Abatement Agreement. At Closing, Seller shall assign to Purchaser the Tax Abatement Agreement in substantially the same form as set forth in Exhibit “I”, (the “Assignment of Tax Abatement Agreement”) subject to any changes to the form required by the City in connection with City’s consent to such assignment. It shall be a condition precedent to Purchaser’s obligation to proceed to Closing that the City has consented to and, if required, executed the Assignment of Tax Abatement Agreement. In the event that the City has not consented to and, if required, executed the Assignment of Tax Abatement Agreement by January 26, 2024, then the Closing Date shall automatically be extended to the earlier of (a) February 29, 2024 or (b) the date that is five (5) Business Days after the City’s consent to the Assignment of Tax Abatement Agreement is obtained.

12.10            Estoppel Certificates. At least three (3) Business Days prior to Closing, Seller shall (i) deliver to Purchaser estoppel certificates dated no earlier than thirty (30) days prior to Closing from the Tenant and in substantially the same form as set forth in Exhibit “F”, without any material variances or disclosures of any deviations from the rent roll provided in accordance with Section 5.1 or allegations of any default under the Tenant’s Lease, unless such variance benefits Purchaser, or in the form of estoppel required under such Tenant’s lease (a “Conforming Estoppel”), and (ii) shall use reasonable efforts to deliver to Purchaser an estoppel dated no earlier than thirty (30) days prior to Closing in connection with any reciprocal easement agreement or declaration agreement encumbering the Property certifying that all of the obligations of Seller contained in said agreement are in full force and effect, that Seller is not in default thereunder and no sums of money are past due from Seller thereunder. Seller shall deliver drafts of any estoppel certificates required hereunder to Purchaser for review and approval of the form prior to sending such estoppel certificate to the applicable party. If Purchaser fails to respond to the draft estoppel certificates within two (2) Business Days following receipt, Purchaser shall be deemed to have approved the form of the applicable estoppel certificate. Failure to obtain and deliver to Purchaser a Conforming Estoppel from the Tenant shall not be a default by Seller but shall be a condition precedent to Purchaser’s obligation to proceed to Closing. Failure to obtain and deliver to Purchaser an estoppel with regard to any reciprocal easement agreements or declaration agreement shall not be a default by Seller or a condition precedent to Purchaser’s obligation to proceed to Closing.

12.11            Tenant Notice Letter. At Closing, Seller shall deliver a letter, in a form reasonably acceptable to Purchaser, to the Tenant at the Real Property advising the Tenant of the sale of the Property to Purchaser.

12.12            Owner’s Affidavit. At Closing, Seller shall deliver an affidavit to the Title Company of the type customarily provided by sellers of real property to induce title insurance companies in the area to insure over certain “standard” or “preprinted” exceptions to title including, without limitation, any exception for mechanic’s liens with respect to the Property.

12.13            SNDA. At Purchaser’s request, Seller shall deliver a subordination, non-disturbance and attornment agreement (“SNDA”) to the Tenant and Seller shall use reasonable efforts to obtain the SNDA; provided, however, if Seller is unable to obtain the SNDA from the Tenant, such failure shall not be a Seller default or a condition precedent to Purchaser’s obligation to proceed to Closing.

12.14            Other Documents. At Closing, Seller and Purchaser shall deliver to each other any other documents expressly required to be delivered or furnished pursuant to any other provisions of this Agreement or reasonably required to carry out the purpose and intent of this Agreement.

SECTION 13: NOTICES

All notices, consents, approvals and other communications which may be or are required to be given by either Seller or Purchaser under this Agreement shall be properly given only if made in writing (except as expressly provided to the contrary in this Agreement) and sent by electronic mail. Such notices shall be deemed received on the date of transmission. Notices to be sent on behalf of Purchaser or Seller may be sent by their respective counsel. :

If to Seller:	Attention: Gabe Thornton

Email: gthornton@inclenberg.com

with a copy to:	Attention: Mike Springer

Email: mspringer@mwswtexas.com

If to Purchaser:	Attention: J. Peter Lloyd

Email: pete.lloyd@eqtexeter.com

with a copy to:	Attention: Todd Chase, Esq.

Email: tchase@chaserelaw.com

SECTION 14: CASUALTY AND CONDEMNATION

14.1            Casualty. Prior to the Closing Date, and notwithstanding the pendency of this Agreement, the entire risk of loss or damage by fire or other casualty shall be borne and assumed by Seller, except as otherwise provided in this Section 14.1. Until the Closing has occurred, Seller shall keep all insurance policies in effect. If, prior to the Closing Date, any part of the Property is damaged or destroyed by fire or other casualty, Seller shall immediately notify Purchaser of such fact. If such damage or destruction is material (as defined below), Purchaser shall have the option to terminate this Agreement upon written notice to Seller given not later than thirty (30) days after receipt of Seller’s notice whereupon the Earnest Money Deposit shall be refunded to Purchaser. For purposes hereof “material” shall be deemed to be any uninsured damage or destruction to the Property (except that a casualty shall not be deemed uninsured solely because all, or a portion of, the cost of the casualty is subject to a deductible) or any insured damage or destruction (i) where the cost of repair or replacement is estimated, in Purchaser’s good faith judgment, to be Two Hundred Fifty Thousand Dollars ($250,000.00) or more, or (ii) where the repair or replacement is estimated, in Purchaser’s good faith judgment, to require more than ninety (90) days to repair, (iii) if the Tenant under the Lease has terminated or has the right to terminate its Lease by reason of such casualty, or (iv) if the Tenant under the Lease has the right to abate Rent and rent insurance proceeds are not assignable by Seller to Purchaser to fully cover such period of abatement. If Purchaser does not exercise this option to terminate this Agreement, or if the casualty is not material, neither party shall have the right to terminate this Agreement, and the parties shall proceed to the Closing pursuant to the terms hereof without modification of the terms of this Agreement and without any reduction in the Purchase Price but, Seller, at Closing, shall assign to Purchaser (and obtain the consent of the insurance carrier to such assignment), and Purchaser shall be entitled to receive and keep, all insurance proceeds payable with respect to such casualty (which shall then be repaired or not at Purchaser’s option and cost), plus Seller shall pay over to Purchaser the sum of (x) all casualty insurance proceeds previously paid to Seller with respect to such casualty (other than amounts expended by Seller for emergency repairs or for repairs which are approved in writing by Purchaser), (y) an amount equal to the deductible amount with respect to the insurance (provided that if the balance of the casualty loss is less than the deductible, then only the amount of the loss shall be paid to Purchaser), and (z) an amount equal to all or any portion of an uninsured loss or the amount of insurance proceeds which are not assignable from Seller to Purchaser, other than the deductible. In such event, Seller shall not be obligated to repair or restore the Property. If Purchaser does not elect to terminate this Agreement by reason of any casualty, Purchaser shall have the right to participate in any adjustment of the insurance claim and, in such event, Purchaser and Seller shall cooperate each with the other in good faith.

14.2            Condemnation. Prior to the Closing Date, if all or any portion of the Property is taken, or if access thereto is reduced or restricted, by eminent domain or otherwise (or if such taking, reduction or restriction is pending, threatened or contemplated in writing) (hereinafter a “Condemnation Proceeding”), Seller shall immediately notify Purchaser of such fact. In the event that such notice relates to the taking of a material (as defined below) portion of the Property, Purchaser shall have the option, in its sole and absolute discretion, to terminate this Agreement upon written notice to Seller given not later than fifteen (15) days after receipt of Seller’s notice; whereupon the Earnest Money Deposit shall be refunded to Purchaser and thereafter neither party shall have any rights, obligations or liabilities hereunder. For the purposes of this Section, and without limiting the generality of the foregoing, a taking shall be deemed material if it (i) unreasonably restricts access to the Real Property, or (ii) affects five percent (5%) or more of the vertical Improvements, or (iii) reduces the parking available to the Improvements by more than five percent (5%), or (iv) if the Tenant under the Lease has terminated or has the right to terminate its Lease by reason of a Condemnation Proceeding. If Purchaser does not elect to terminate this Agreement as herein provided, Seller shall pay to Purchaser any award received by Seller prior to Closing and Purchaser shall have the right to participate with Seller in any Condemnation Proceeding affecting the Property, and Purchaser and Seller shall cooperate with each other in good faith.

SECTION 15: BROKERS

Seller and Purchaser acknowledge that they have not dealt with any broker, finder or agent in connection with this transaction other than The Net Lease Group (the “Broker”). Seller shall pay a commission to the Broker pursuant to a separate agreement between Seller and Broker. Seller and Purchaser shall indemnify and hold harmless the other against any and all claims, demands, causes of action, losses, costs and expenses (including legal fees and expenses) resulting from a breach of said representation of the indemnifying party. The representations, warranties, undertakings and indemnities of this Section 15 shall survive the Closing hereunder and any termination of this Agreement.

SECTION 16: ASSIGNMENT

Purchaser shall not assign its rights under this Agreement without Seller’s written consent, which consent shall not be unreasonably withheld, conditioned, or delayed. Notwithstanding the foregoing, upon written notice to Seller, Purchaser may, without Seller’s consent, assign this Agreement to any affiliate or any entity in which Purchaser controls, is controlled by, or is under common control with Purchaser. Notwithstanding any assignment by Purchaser pursuant to this Section 16, whether permitted or consented to by Seller, Purchaser shall remain liable for all of the obligations of Purchaser contained in this Agreement.

SECTION 17: DEFAULT/REMEDIES

17.1            Seller’s Default/Purchaser’s Remedies. If Seller fails to sell the Property to Purchaser in accordance with this Agreement, or breaches any of its duties, obligations, representations or warranties contained in this Agreement, or fails or is unable to deliver any of the documents required to be delivered by Seller hereunder, Purchaser shall be entitled to terminate this Agreement and receive a refund of the Earnest Money Deposit and Seller shall reimburse Purchaser for Purchaser’s Out of Pocket Expenses (up to an absolute cap of $50,000) or to pursue an action for specific performance, provided that any action for specific performance must be instituted by Purchaser within sixty (60) days of the applicable breach by Seller.

17.2            Purchaser’s Default/Seller’s Remedies. If Purchaser fails to purchase the Property on the Closing Date in breach of the terms hereof then Seller, as its sole and exclusive remedy at law or in equity, shall receive the Earnest Money Deposit from Escrow Agent as liquidated damages and all other claims for losses, damages, costs and expenses being waived hereby. Purchaser and Seller acknowledge and agree that damages which would be sustained by Seller in the event of a breach by Purchaser of its obligations under this Agreement are difficult to determine and in such event that the Earnest Money Deposit represents a reasonable estimate of such damages and is not intended as a penalty.

SECTION 18: GENERAL PROVISIONS

18.1            Agreement Binding. This Agreement shall be binding upon each party hereto and such party’s heirs, legal representatives, successors and assigns and shall inure to the benefit of each party hereto and such party’s heirs, legal representatives, successors and assigns.

18.2            Entire Agreement. This Agreement, and all the Exhibits referenced herein and annexed hereto, contain the final, complete and entire agreement of the parties hereto with respect to the matters contained herein, and no prior agreement or understanding pertaining to any of the matters connected with this transaction shall be effective for any purpose. Except as may be otherwise provided herein, the agreements embodied herein may not be amended except by an agreement in writing signed by the parties hereto.

18.3            Governing Law. This Agreement shall be governed by and construed under the laws of the State of Texas.

18.4            Further Assurances. Seller and Purchaser each agree to execute and deliver to the other such further documents or instruments as may be reasonable and necessary in furtherance of the performance of the terms, covenants and conditions of this Agreement. This covenant shall survive the Closing.

18.5            Interpretation. The titles, captions and paragraph headings are inserted for convenience only and are in no way intended to interpret, define, limit or expand the scope or content of this Agreement or any provision hereof. If any party to this Agreement is made up of more than one person, then all such persons shall be included jointly and severally, even though the defined term for such party is used in the singular in this Agreement. This Agreement shall be construed without regard to any presumption or other rule requiring construction against the party causing this Agreement to be drafted. If any words or phrases in this Agreement shall have been stricken out or otherwise eliminated, whether or not any other words or phrases have been added, this Agreement shall be construed as if the words or phrases so stricken out or otherwise eliminated were never included in this Agreement and no implication or inference shall be drawn from the fact that said words or phrases were so stricken out or otherwise eliminated.

18.6            Counterparts. This Agreement may be executed in separate counterparts. It shall be fully executed when each party whose signature is required has signed at least one (1) counterpart even though no one (1) counterpart contains the signatures of all of the parties to this Agreement.

18.7            Non-waiver. No waiver by Seller or Purchaser of any provision hereof shall be deemed to have been made unless expressed in writing and signed by such party. No delay or omission in the exercise of any right or remedy accruing to Seller or Purchaser upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by Seller or Purchaser of any breach of any term, covenant or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant or condition herein contained.

18.8            Severability. This Agreement is intended to be performed in accordance with and only to the extent permitted by applicable law. If any provisions of this Agreement or the application thereof to any person or circumstance shall, for any reason and to any extent, be invalid or unenforceable, but the extent of the invalidity or unenforceability does not destroy the basis of the bargain between the parties as contained herein, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

18.9            Exhibits. The Exhibits referred in and attached to this Agreement are incorporated herein in full by this reference.

18.10            Attorneys’ Fees and Costs. In the event suit or action is instituted to interpret or enforce the terms of this Agreement, or in connection with any arbitration or mediation of any dispute, the prevailing party shall be entitled to recover from the other party such sum as the court, arbitrator or mediator may adjudge reasonable as such party’s costs and attorney’s fees, including such costs and fees as are incurred in any trial, on any appeal, in any bankruptcy proceeding (including the adjudication of issues peculiar to bankruptcy law) and in any petition for review. Each party shall also have the right to recover its reasonable costs and attorney’s fees incurred in collecting any sum or debt owed to it by the other party, with or without litigation, if such sum or debt is not paid within fifteen (15) days following written demand therefor.

18.11            Time of the Essence. Time shall be of the essence in enforcing this Agreement. If the time for performance of any obligation hereunder shall fall on a Saturday, Sunday or holiday (national or in the State of Texas), the time for performance shall be extended to the next Business Day.

18.12            Exclusivity. From and after the Effective Date and as long as this Agreement remains in effect, Seller shall not and will not permit any of Seller’s agents, partners, or affiliates to accept or entertain offers, negotiate, solicit interest, or otherwise enter into discussions involving the sale, recapitalization, restructuring, or disposition of all or any part of the Property, including without limitation entering into agreements for “contingent” or “back-up” purchasers.

18.13            Financial Information. Purchaser has advised Seller that Purchaser (or any direct or indirect owner of Purchaser or affiliate thereof) may be required to publicly file, in compliance with certain laws and regulations (including, without limitation, the reporting requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (“Securities Laws”), including Regulation S-X of the Securities and Exchange Commission (the “SEC”)), audited financial statements, pro forma financial statements and other financial information related to the Property (the “Financial Information”). If requested by Purchaser in writing prior to or within ninety (90) days following the Closing, Seller agrees to use its commercially reasonable efforts, at no cost or expense to Seller, to make available to Purchaser information regarding the Property that is the possession or control of the Seller or the applicable property or asset manager and that is reasonably necessary for Purchaser and its representatives and agents to prepare the Financial Information at the Purchaser’s expense. To the extent requested prior to Closing, Seller agrees to use its commercial reasonable efforts to provide such information to prepare the Financial Information prior to the Closing. The provisions of this Section 18.13 shall survive Closing for a period of ninety (90) days after the Closing.

18.14            Confidentiality. Seller and Purchaser shall, prior to the Closing, maintain the confidentiality of this sale and purchase and shall not disclose the terms of this Agreement or of such sale and purchase to any other parties whomsoever.  Notwithstanding anything contained in this Section 18.14 to the contrary, the parties hereto may disclose such information (i) to affiliates, shareholders, officers, managers, employees, consultants, financial advisors, existing and potential investors or other capital sources, lenders, potential lenders and agents and members of professional firms serving it or potential lenders and such other persons whose assistance is required in carrying out the terms of this Agreement, in each case so long as any such parties are advised of this confidentiality requirement in accordance with the terms of this Section 18.14 and have a duty to maintain the confidentiality of such information, (ii) as required by law, regulation or court order, including Securities Laws and related disclosure requirements applicable to Purchaser (or any direct or indirect owner of Purchaser or affiliate thereof), (iii) to the extent Purchaser determines appropriate, after consultation with counsel, in any prospectus, report or other filing made by Purchaser (or any direct or indirect owner of Purchaser or affiliate thereof) with the SEC or other regulatory authority, (iv) in connection with any arbitration and/or litigation between the parties, or (v) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers, registered investment advisers and/or broker dealers evaluating Purchaser (or any direct or indirect owner of Purchaser or affiliate thereof), in each case so long as any such parties are advised of this confidentiality requirement in accordance with the terms of this Section 18.14 and have a duty to maintain the confidentiality of such information. Without revealing specific terms of this Agreement (other than anticipated Closing Date and Purchaser’s likely inspections of the Property) Seller may notify Tenant of Purchaser’s identity and the existing of this Agreement for sale of the Property.

18.15            WAIVER OF JURY TRIAL. PURCHASER AND SELLER HEREBY WAIVE TRIAL BY JURY IN RESPECT OF ANY ACTION IN CONNECTION WITH THE TRANSACTION HEREUNDER OR THIS AGREEMENT. THIS WAIVER IS KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND WILLINGLY MADE BY THE PARTIES HERETO. THE PARTIES HERETO HEREBY REPRESENT THAT NO REPRESENTATIONS OF FACT OR OPINION HAVE BEEN MADE BY ANY PERSON OR ENTITY TO INDUCE THIS WAIVER OF TRIAL BY JURY OR TO IN ANY WAY MODIFY OR NULLIFY ITS EFFECT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT. PURCHASER AND SELLER ARE EACH HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER OF JURY TRIAL. EACH PARTY REPRESENTS THAT IT HAS BEEN REPRESENTED IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER BY INDEPENDENT LEGAL COUNSEL, OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING.

18.16            Independent Consideration. Purchaser acknowledges that it shall expend significant time and material sums of money in connection with negotiating and executing this Agreement, conducting its due diligence investigations and preparing for the Closing, all in reliance on Seller’s obligations under this Agreement, and Seller acknowledges that Purchaser would not have entered into this Agreement without having the opportunity to perform such investigations and without having the right to terminate this Agreement in accordance with the provisions of Section 5.3. Accordingly, separate consideration exists to support Seller’s obligations hereunder, notwithstanding Purchaser’s right to terminate this Agreement in accordance with the provisions of Section 5.3. Without limitation to the foregoing, Seller and Purchaser hereby acknowledge and agree that a portion of the Earnest Money Deposit equal to $100.00 (the “Independent Consideration”) constitutes a payment by Purchaser to Seller which has been bargained for and agreed to as consideration for Seller’s execution and delivery of this Agreement. The Independent Consideration is non-refundable in all events, and any return of the Earnest Money Deposit to Purchaser as expressly provided herein shall be made after deducting the Independent Consideration and paying such Independent Consideration to Seller. Notwithstanding the foregoing, the Independent Consideration shall be deemed part of the Earnest Money Deposit for purposes of crediting same against the Purchase Price payable by Purchaser at Closing.

18.17            Water Code Notice. In the event that the Property is located in a district created under Title 4 of the Texas Water Code (General Law Districts) or by a special act of the legislature that is providing or proposing to provide, as the district’s principal function, water, sanitary sewer, drainage, and flood control or protection facilities or services, or any of these facilities or services that have been financed or are proposed to be financed with bonds of the district payable in whole or part from taxes of the district, or by imposition of a standby fee, if any, to household or commercial users, other than agricultural, irrigation, or industrial users, and which district includes less than all the territory in at least one county and which, if located within the corporate area of a city, includes less than 75 percent of the incorporated area of the city or which is located outside the corporate area of a city in whole or in substantial part, and is subject to the requirements of Section 49.452 of the Texas Water Code, then Seller shall prepare and give to Purchaser the written notice that is required by Section 49.452 of the Texas Water Code.

18.18            Notice to Purchaser. The Texas Real Estate License Act requires that the Seller notify Purchaser that Purchaser should either (i) have an attorney examine an abstract of title to the Property, or (ii) obtain a title insurance policy covering the Property. Notice to that effect is, therefore, hereby given to and acknowledged by Purchaser.

18.19      Casualty and Condemnation.  It is the express intent of the parties hereto that the provisions of this Agreement govern the rights of the parties in the event of damage to or condemnation of the Property and that the Uniform Vendor and Purchaser Risk Act (Section 5.007 of the Texas Property Code) not apply to this Agreement.

(Signature Page Attached)

IN WITNESS WHEREOF, Seller and Purchaser have caused this Agreement to be executed, as of the day and year first above written.

SELLER:

LONGHORN JUNCTION OWNER (TX), LP, a Delaware limited partnership

By:	Longhorn Junction GP, LLC, its general partner

	By:	/s/ S. Jefferson Greenway
Name: S. Jefferson Greenway
Its: Authorized Signatory

PURCHASER:

EXETER PROPERTY GROUP, LLC, a Delaware limited liability company

By:	/s/ J. Peter Lloyd
Name:	J. Peter Lloyd
Title:	Vice Manager

EXHIBITS

Exhibit “A”	-	Legal Description

Exhibit “B”	-	List of Operating Agreements

Exhibit “C”	-	Escrow Agreement

Exhibit “D”	-	Form of Bill of Sale

Exhibit “E”	-	Form of Assignment and Assumption of Leases

Exhibit “F”	-	Form of Tenant Estoppel

Exhibit “G”	-	Form of Assignment and Assumption of Interests

Exhibit “H”	-	Form of Deed

Exhibit “I”	-	Assignment of Tax Abatement Agreement

Schedule 1	-	Warranties

Schedule 5.1	-	Submission Items